Exhibit 99


              Valpey-Fisher Corporation Names New President and CEO

    HOPKINTON, Mass.--(BUSINESS WIRE)--Sept. 30, 2002--Ted Valpey,
Jr., Chairman of Valpey-Fisher Corporation (AMEX: VPF), has announced effective today that Michael J. Ferrantino, 59, has joined
Valpey-Fisher Corporation as President and Chief Executive Officer.
According to Mr. Valpey, Jr., Mr. Ferrantino will be nominated and named a Director at the next regular Board of Directors meeting in late October.
    Since January 2002, Mr. Ferrantino has served as President of the Micro Networks Division of Integrated Circuit Systems, Inc. Prior to the sale of Micro Networks Corporation in January 2002, Mr. Ferrantino had served as President, CEO and Chairman of the Company since 1998. Micro Networks is a leading supplier of precision timing devices for optical network, wireless infrastructure and high-end network servers using surface acoustic wave and RF technologies.
    Prior to joining Micro Networks, Mr. Ferrantino served from April 1994 to October 1998 as an Executive Vice President and Chief Operating Officer of CP Clare, a supplier of semiconductor-based relays. He was also the President of Trontech from February 1993 to March 1994, a Senior Vice President of Unitrode Corp. from December 1989 to June 1993, and a Group Executive of MA/COM from April 1964 to November 1989. Mr. Ferrantino holds a Bachelor of Science in Industrial Technology from Northeastern University.
    Valpey-Fisher specializes in providing crystal and oscillator-timing devices to a variety of markets including computer, networking, telecommunications, wireless, military and medical and also produces a variety of ultrasonic transducers for the scientific, industrial and medical markets.


    CONTACT: Valpey-Fisher Corporation
             Ted Valpey, Jr., 508/435-6831 ext. 602